AMERICAN BATTERY METALS CORPORATION

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A PREFERRED STOCK

(Pursuant to Section 78.1955 of the Nevada Revised Statutes)

1. Designation

The number of authorized shares of Preferred Stock is 25,000,000. From that amount, 500,000 shares, $.001 par value per share, are hereby designated as “Series A Preferred Stock” (the “Series A Preferred Stock”) with such rights, preferences, privileges, and restrictions as set forth in this Certificate.

2. Voting Rights

On all matters submitted to a vote of the shareholders of the Company, each share of Series A Preferred Stock will have 1,000 votes and holders (the “Holders”) of Series A Preferred Stock will vote with the holders of the Common Stock as one class.

3. Rank

The Series A Preferred Stock shall rank senior to the common stock of the Company (the “Common Stock”) and to all other Preferred Stock of the Company.

4. Dividends

The Holders of the Series A Preferred Stock will not participate with respect to any dividends that may be declared by the Board of Directors.

5. Redemption

a.Upon the affirmative vote of the Board of Directors, the Company may redeem some or all of the outstanding Series A Preferred Stock in accordance with Section 5(b).

b.The Company shall effect any redemption hereunder by paying in cash in exchange for each share of Series A Preferred Stock to be redeemed equal to the Series A Preferred Stock par value. Any Series A Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided herein.

c.The Company shall mail written notice of the redemption of Series A Preferred Stock to each record holder thereof not less than thirty days prior to each Redemption Date setting forth the Shares to be redeemed and the place which such holder may obtain payment of the redemption price upon surrender of its stock certificates.

6. Ownership and Transfer.

The outstanding shares of the Series A Preferred Stock may not be transferred, assigned, hypothecated or otherwise conveyed to any party without the affirmative vote of the Board of Directors.

7. Conversion Rights

The Series A Preferred Stock shall not have any conversion rights into the Common Stock of the Company.

8. Liquidation Rights

The Series A Preferred Stock is entitled to liquidation rights according to its rank (as set forth above) and at its par value.

9. Miscellaneous

a.Lost Certificates. If any Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall, subject to the Bylaws of the Company, upon the request and at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of the Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, satisfactory to the Company.

b.Notice. Any notice required by the provisions hereof to be given to the holders of shares of Series A Preferred Stock shall be deemed given when personally delivered to such holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company. With respect to any notice to a Holder required to be provided hereunder, such notice shall be mailed to the registered address of such Holder, and neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any redemption, conversion, distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding-up or other action, or the vote upon any action with respect to which the Holders are entitled to vote. All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

c.Stock Splits. Any of the dollar amounts and share numbers set forth herein shall be subject to adjustment, as appropriate, whenever there shall occur a stock split, stock dividend, combination, reclassification or other similar event involving shares of the Series A Preferred Stock or the Common Stock. Such adjustments shall be made in such manner and at such time as the Board of Directors in good faith determines to be equitable in the circumstances, any such determination to be evidenced in a resolution duly adopted by the Board of Directors. Upon any such equitable adjustment, the Company shall promptly deliver to each Holder a notice describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the increased or decreased liquidation rights following such adjustment.